UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2013

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment to Employment Agreement with Robert G. Schoenberger

On June 5, 2013, upon the recommendation of the Compensation Committee of the Board of Directors of Unitil Corporation (the “Company”), the Company’s Board of Directors approved an amendment to the Employment Agreement (the “Employment Agreement”) between the Company and Robert G. Schoenberger, its Chairman, President and Chief Executive Officer. The amendment, which was effective as of June 5, 2013, (i) increases Mr. Schoenberger’s target award under the Company’s Management Incentive Plan from 50% to 60% of Mr. Schoenberger’s base salary, which target award is subject to annual review by the Company’s Compensation Committee for discretionary periodic increases, and (ii) memorializes Mr. Schoenberger’s current base salary of $557,069 per year (which was effective beginning January 1, 2013), which is subject to annual review by the Company’s Board of Directors for discretionary periodic increases. The amended and restated Employment Agreement is filed as Exhibit 10.1 and incorporated herein by reference.

The other material terms of the Employment Agreement, as amended, are the same as those previously disclosed by the Company in its proxy statement relating to its annual meeting of shareholders held on April 18, 2013, which the Company filed with the Securities and Exchange Commission on March 12, 2013 (the “Proxy Statement”).

Target Awards under Management Incentive Plan and Second Amended and Restated 2003 Stock Plan

On June 5, 2013, the Company’s Compensation Committee approved an increase in Mr. Schoenberger’s target award (including for 2013) under the Company’s Management Incentive Plan from 50% to 60% of Mr. Schoenberger’s base salary. The percentage of base salary used to determine the 2013 target awards for each of the Company’s Chief Financial Officer (Mark H. Collin) and the other named executive officers in the Proxy Statement remains unchanged from the percentage used to determine their respective 2012 target awards. Except for the performance objectives described below, the other terms of Mr. Schoenberger’s, Mr. Collin’s and the other named executive officers’ awards are materially consistent with the terms previously disclosed in the Proxy Statement.

The Company’s Compensation Committee selected the following performance objectives for 2013, which apply to Mr. Schoenberger, Mr. Collin and the other named executive officers, for awards under the Company’s Management Incentive Plan and Second Amended and Restated 2003 Stock Plan.

Objective	Weight

Earnings Per Share (“EPS”) the achievement of a stipulated level of EPS	40%

Gas Safety the response to odor calls measured against Maine, Massachusetts, and New Hampshire minimum performance level for service quality	10%

Reliability the achievement of a certain level of reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard	10%

Customer Satisfaction the achievement of a stipulated level of customer satisfaction as measured by direct customer feedback by means of a customer satisfaction survey distributed during the year and compared to the current national Edison Electric Institute (“EEI”) benchmark for residential customers	10%

Objective	Weight

Cost Per Customer the achievement of a stipulated distribution cost per customer measured against same-year performance of peer utility companies in the northeast, in each case calculated using distribution costs reported to state and/or federal public utility regulators; results weighted 50% electric and 50% gas	30%

TOTAL	100%

Amendment of Management Incentive Plan

On June 5, 2013, the Company’s Board of Directors approved an amendment to the Company’s Management Incentive Plan. The amendment, which was effective as of June 5, 2013, clarifies that the Company’s Compensation Committee (i) selects participants in the plan and (ii) establishes individual target awards under the plan. The amended and restated Management Incentive Plan of the Company is filed as Exhibit 10.2 and incorporated herein by reference.

The other material terms of the amended and restated Management Incentive Plan of the Company are the same as those previously disclosed by the Company in the Proxy Statement.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Number	Exhibit

10.1	Employment Agreement dated June 5, 2013 between Unitil Corporation and Robert G. Schoenberger

10.2	Unitil Corporation Management Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Mark H. Collin
Mark H. Collin
Senior Vice President, Chief Financial Officer and Treasurer

Date:	June 10, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated June 5, 2013 between Unitil Corporation and Robert G. Schoenberger

10.2	Unitil Corporation Management Incentive Plan